November 5, 2009
Media Contact:  Cynthia Messina, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS THIRD QUARTER 2009 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) recorded a net loss of $0.18 per share for the third quarter of 2009, compared to a loss of $0.38 per share recorded during the third quarter of 2008.  Consolidated net loss was $8.3 million, compared to a loss of $16.7 million in the prior-year quarter.  Due to the seasonal nature of the business, net losses during the second and third quarters are normal and not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Third quarter results improved compared to the same period last year primarily due to positive returns on investments this quarter versus negative returns in the corresponding prior-year quarter.  In addition, we have successfully minimized cost increases through the effective use of technology and selectively filling employee vacancies.  We have also reduced capital expenditures due to the current low-growth environment, but we continue to upgrade and expand the distribution system as necessary.”

Regarding regulatory matters, Shaw added, “We recently received a $17.1 million annualized general rate increase in Nevada effective November 2009.  Factoring in other aspects of the rate case decision, we estimate the operating income benefit to be

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$19.1 million.  We also received authorization to establish a margin tracking (decoupling) mechanism.  This change is designed to encourage conservation efforts while insulating the Company from the effects on operating margin of lower usage (including volumes associated with unusual weather).  We now have decoupled rate designs in two of the three states that we serve.  We continue to participate in a productive rulemaking proceeding in Arizona that deals with energy efficiency standards and alternatives for a decoupled rate design.”

For the twelve months ended September 30, 2009, consolidated net income was $72.3 million, or $1.63 per basic share, compared to $72.9 million, or $1.69 per basic share, during the twelve-month period ended September 30, 2008.

Natural Gas Operations Segment Results
Third Quarter
Operating margin, defined as operating revenues less the cost of gas sold, decreased by approximately $4 million in the third quarter of 2009 compared to the third quarter of 2008.  The decline resulted from a $9 million decrease related to the return to a seasonal margin methodology in California, partially offset by rate relief of $5 million in Arizona.  This completes the seasonal adjustment impacts to margin in California.  Customer growth was not a factor, as only 1,000 net new customers (on a comparative seasonally adjusted basis) were added during the last twelve months.

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Operating expenses for the quarter decreased $1.8 million, or one percent, compared to the third quarter of 2008 primarily due to lower depreciation rates in California and Nevada and cost containment efforts.  Other income increased $8.5 million between quarters as the cash surrender values of company-owned life insurance (“COLI”) policies increased by $4.9 million in the third quarter of 2009 compared to a reduction of $3.7 million in the prior-year quarter.  Net financing costs decreased $1.6 million due principally to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Twelve Months to Date
Operating margin decreased a net $9 million between periods.  Rate relief provided $24 million of operating margin, consisting of $22 million in Arizona and $2 million in California.  Customer growth contributed $1 million in operating margin.  Differences in heating demand caused primarily by weather variations between periods resulted in a $22 million operating margin decrease as warmer-than-normal temperatures were experienced during both periods (during the twelve-month period of 2009, operating margin was negatively impacted by $29 million, while the negative impact in the twelve-month period of 2008 was $7 million).  Conservation resulting from current economic conditions and energy efficiency negatively impacted operating margin by an estimated $12 million.

Operating expenses increased $7.6 million, or one percent, between periods due to incremental operating costs (including depreciation) associated with facilities upgrades

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and general cost increases.  The increase was mitigated by lower staffing levels and labor efficiencies associated with the conversion to electronic meter reading.

Other income, which principally includes interest income, changes in cash surrender values of COLI policies, and non-utility expenses, increased $5.2 million between periods.  This was primarily due to an $8.5 million incremental increase in the cash surrender values of COLI policies between periods partially offset by lower interest income.  Net financing costs decreased $8.9 million due to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,803,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2009	2008

Consolidated Operating Revenues	$317,509	$374,422

Net Loss	$8,297	$16,686

Average Number of Common Shares Outstanding	44,855	43,581

Loss Per Share	$0.18	$0.38

NINE MONTHS ENDED SEPTEMBER 30,	2009	2008

Consolidated Operating Revenues	$1,395,019	$1,635,333

Net Income	$41,090	$29,741

Average Number of Common Shares Outstanding	44,671	43,307

Basic Earnings Per Share	$0.92	$0.69

Diluted Earnings Per Share	$0.91	$0.68

TWELVE MONTHS ENDED SEPTEMBER 30,	2009	2008

Consolidated Operating Revenues	$1,904,429	$2,195,644

Net Income	$72,322	$72,878

Average Number of Common Shares Outstanding	44,497	43,150

Basic Earnings Per Share	$1.63	$1.69

Diluted Earnings Per Share	$1.61	$1.68

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	2009	2008	2009	2008	2009	2008

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(11,367)	$(19,678)	$35,749	$24,748	$64,748	$64,332
Contribution to net income - construction services	3,070	2,992	5,341	4,993	7,574	8,546
Net income (loss)	$(8,297)	$(16,686)	$41,090	$29,741	$72,322	$72,878

Basic earnings (loss) per share	$(0.18)	$(0.38)	$0.92	$0.69	$1.63	$1.69
Diluted earnings (loss) per share	$(0.18)	$(0.38)	$0.91	$0.68	$1.61	$1.68

Average outstanding common shares	44,855	43,581	44,671	43,307	44,497	43,150
Average shares outstanding (assuming dilution)	-	-	44,960	43,610	44,785	43,464

Results of Natural Gas Operations
Gas operating revenues	$235,020	$268,450	$1,186,870	$1,362,753	$1,615,512	$1,831,523
Net cost of gas sold	104,518	134,030	668,013	839,309	884,681	1,091,050
Operating margin	130,502	134,420	518,857	523,444	730,831	740,473
Operations and maintenance expense	85,773	87,489	257,281	256,298	339,643	336,659
Depreciation and amortization	41,401	41,623	125,613	123,565	168,385	163,275
Taxes other than income taxes	8,265	8,103	27,880	27,913	36,747	37,213
Operating income (loss)	(4,937)	(2,795)	108,083	115,668	186,056	203,326
Other income (expense)	3,952	(4,548)	4,589	(6,710)	(2,170)	(7,362)
Net interest deductions	18,904	20,521	55,617	62,811	75,902	84,781
Net interest deductions on subordinated debentures	1,933	1,933	5,798	5,797	7,730	7,729
Income (loss) before income taxes	(21,822)	(29,797)	51,257	40,350	100,254	103,454
Income tax expense (benefit)	(10,455)	(10,119)	15,508	15,602	35,506	39,122
Contribution to net income (loss) - gas operations	$(11,367)	$(19,678)	$35,749	$24,748	$64,748	$64,332

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2009

FINANCIAL STATISTICS
Market value to book value per share at quarter end	108%
Twelve months to date return on equity -- total company	6.8%
-- gas segment	6.5%
Common stock dividend yield at quarter end	3.7%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada (1)	819,719	7.40	10.15
Northern Nevada (1)	116,584	8.29	10.15
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (2)	82,853	9.44	11.80

(1) Effective November 1, 2009.
(2) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
(In dekatherms)	2009	2008	2009	2008
Residential	50,147,858	56,165,408	64,481,072	72,030,225
Small commercial	21,852,502	24,173,970	29,134,009	31,861,258
Large commercial	9,007,018	9,505,802	12,013,360	12,745,478
Industrial / Other	5,632,449	7,189,719	8,212,877	9,722,168
Transportation	81,307,527	89,208,081	108,518,427	112,731,940
Total system throughput	167,947,354	186,242,980	222,359,745	239,091,069

HEATING DEGREE DAY COMPARISON
Actual	1,279	1,447	1,734	1,933
Ten-year average	1,347	1,367	1,874	1,905

Heating degree days for prior periods have been recalculated using the current period customer mix.